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                                                                      EXHIBIT 12

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                                     FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                                                    FIRST UNION MANAGEMENT, INC.
                                       STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
                                              AND COMBINED NET INCOME TO FIXED CHARGES
                                                    (IN THOUSANDS, EXCEPT RATIOS)


                                                                                    Years Ended December 31,
                                                            -----------------------------------------------------------------------
                                                               1999            1998            1997           1996           1995
                                                             --------        --------        --------       --------       --------

Income (loss) before capital gain or
  loss, extraordinary loss, cumulative
  effect of accounting change and after
  loss allocated to minority interest                        $(29,130)       $(91,465)       $  4,434       $  1,681       $    881

Add fixed charges, exclusive of
  construction interest capitalized                            38,880          51,437          30,479         24,018         22,987
                                                             --------        --------        --------       --------       --------

Income (loss) from operations, as defined                       9,750         (40,028)         34,913         25,699         23,868
Capital gains                                                  28,334          10,346           1,468           --           31,577

Reduction for unrealized loss on
  carrying value of assets
 identified for disposition                                      --              --              --             --          (14,000)
                                                             --------        --------        --------       --------       --------

Net income (loss), as defined                                $ 38,084        $(29,682)       $ 36,381       $ 25,699       $ 41,445
                                                             ========        ========        ========       ========       ========

Fixed charges:
  Interest
     - Mortgage loans                                        $ 28,264        $ 29,032        $ 15,437       $  8,877       $  7,670
     - Senior notes                                             1,113           5,856           8,875          9,090          9,305
     - Notes payable                                            4,232           3,757            --             --             --
     - Bank loans and other                                     4,833          12,214           5,552          5,459          5,422
     - Capitalized interest                                      --              --              --              121            169
     Amortization of debt issue costs                              39             150             215            196            184
     Rents (1)                                                    399             428             400            396            406
                                                             --------        --------        --------       --------       --------

Fixed charges, as defined                                    $ 38,880        $ 51,437        $ 30,479       $ 24,139       $ 23,156
                                                             ========        ========        ========       ========       ========

Preferred dividend accrued                                   $  2,833        $  2,999        $  4,831       $    845       $   --
                                                             ========        ========        ========       ========       ========

Ratio of income (loss) from operations, as
 defined, to fixed charges                                        .25            --              1.15           1.06           1.03
                                                             ========        ========        ========       ========       ========

Ratio of net income (loss), as defined,
 to fixed charges                                                 .98            --              1.19           1.06           1.79
                                                             ========        ========        ========       ========       ========

Ratio of net income (loss) as defined, to
 fixed charges and
 preferred dividend                                               .91            --              1.03           1.03           1.79
                                                             ========        ========        ========       ========       ========


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(1)    The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.
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